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                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  June 4, 2001


                               GORAN CAPITAL INC.
             (Exact name of registrant as specified in its charter)


CANADA                             000-24366                 NOT APPLICABLE
(State or other                    (Commission               (IRS Employer
Jurisdiction of                    File Number)              Identification No.)
Incorporation)

                                   2 Eva Road
                                    Suite 200
                            Toronto, Ontario M9C 2A8

                4720 Kingsway Drive, Indianapolis, Indiana 46205
                    (Address of principal executive offices)

   Registrant's telephone number, including area code: (416) 622-0660 (Canada)
                                 (317) 259-6300

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.
         -----------------------------------------

(1) LEGAL PROCEEDINGS.

     The following disclosures relate to developments in connection with certain legal proceedings in which the Company and its affiliates are parties:

     (a). MUTUAL SERVICE CASUALTY INSURANCE COMPANY V. SYMONS INTERNATIONAL GROUP, INC., ET AL.

     (I) THE AGPI PROGRAM. As previously reported, IGF Insurance Company ("IGF"), a wholly owned Indiana insurance subsidiary of IGF Holdings, Inc. ("IGF Holdings"), which is a wholly owned subsidiary of Symons International Group, Inc. ("SIG"), a 73% owned subsidiary of the Company, had been a party to a number of pending legal proceedings and claims relating to agricultural production interruption insurance policies (the "AgPI Program") which were sold by the SIG's subsidiary, IGF, during 1998. Sales of this product resulted in large underwriting losses by IGF and have since been discontinued. Approximately $29,047,653 had been paid through June 30, 2001 in settlement of legal proceedings and claims related to the AgPI Program, with payments totaling approximately $259,489 in the first half of 2001. A reserve of approximately $10,652,347 remains to pay future claims. All of the policies of insurance, which were issued in the AgPI Program, were issued by and under the name of Mutual Service Casualty Insurance Company ("MSI"), a Minnesota Corporation with its principal place of business located in Arden Hills, Minnesota.

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     (II) THE MSI/IGF AGPI ARBITRATION. A dispute arose between MSI and IGF with respect to the funding of the settlements of claims made on the AgPI Program. MSI and IGF currently are arbitrating their dispute over responsibility for over $60 million in claims paid by both companies to MSI's insureds. IGF is seeking a recovery of the $30 million in claims which it paid, and MSI is seeking a similar recovery of the claims which it paid. MSI commenced that arbitration on December 20, 2000. The parties subsequently selected an arbitration panel and had their first, organizational meeting with the panel on May 22, 2001. At that meeting, MSI moved for an order requiring IGF to post pre-hearing security through the issuance of a letter of credit in the amount of $39 million. Over IGF's objection, in a two to one vote, the panel on June 9, 2001, ordered IGF to post the $39 million in security, which IGF was to have done by June 19, 2001. However, as of this date, IGF has not posted the required letter of credit, and it is financially incapable of satisfying that requirement.

     On or about June 11, 2001, IGF filed a motion in the United Sates District Court for the District of New Jersey seeking to vacate the arbitration panel's order requiring security. On June 19, 2001, MSI filed a motion in the same court for a ruling confirming that order. On July 26, 2001, the parties presented oral arguments on their cross-motions for vacation and confirmation of the order, and both motions were taken under advisement by the court.

     (III) THE MSI LAWSUIT. On June 25, 2001, MSI filed a complaint for preliminary and permanent injunctive relief and damages (the "MSI Complaint") against the Company, IGF, IGF Holdings, Granite Re, SIG, and certain affiliates of those companies, as well as certain members of the Symons family, and Acceptance in the United States District Court for the Southern District of Indiana, Indianapolis Division. The MSI Complaint alleges that the previously reported June 6, 2001 transfer of IGF's assets to Acceptance Insurance Companies Inc. ("Acceptance") and the payments by Acceptance to the Company, SIG and Granite Re violated Indiana law and are avoidable. In addition, the MSI Complaint alleges that Acceptance, the Company, SIG, IGF Holdings and the Symons Family are liable to MSI for the entire $39 million claim which MSI is asserting against IGF in the arbitration proceedings on theories of successor liability and "piercing the corporate veil." The MSI Complaint seeks preliminary and permanent injunctive relief against the defendants, an order voiding the various transactions between and among the defendants and an order determining that the defendants are directly responsible to MSI for MSI's $39 million claim against IGF.

     On July 26, 2001, the Company, IGF, IGF Holdings, SIG, Granite Re and their affiliates filed answers to the MSI Complaint. In those answers, each of the defendants denied the material allegations contained in the MSI Complaint and asserted certain affirmative defenses to that complaint. Each of those defendants also filed briefs in opposition to MSI's Motion for Preliminary Injunctive Relief. A hearing on MSI's Motion for Preliminary Injunctive Relief is set for Thursday, August 2, 2001. The outcome of the hearing on that motion is uncertain.

     In the event MSI is successful in obtaining preliminary and/or permanent injunctive relief against the Company and its affiliates, any such relief would have an adverse impact upon the Company and its affiliates and their respective assets and operations. Further, in the event MSI is successful in obtaining court orders voiding the various transactions between the defendants and determining that the defendants are directly responsible to MSI for MSI's $39 million claim against IGF, those orders and determinations also would have an adverse effect upon the Company and its affiliates and their respective assets and operations.

     (b).IGF INSURANCE COMPANY, ET AL. V. CONTINENTAL CASUALTY COMPANY; CONTINENTAL CASUALTY COMPANY V. IGF INSURANCE COMPANY, ET AL. As previously reported, Symons International Group, Inc. ("SIG") and two of its subsidiaries, IGF Holdings, Inc. ("IGFH") and IGF Insurance Company ("IGF"), are parties to a "Strategic Alliance Agreement" dated February 28, 1998 (the "SAA") with Continental Casualty Company ("CCC"), pursuant to which IGF acquired certain crop insurance operations of CCC. Through reinsurance agreements, CCC was to share in IGF's profits or losses on IGF's total crop insurance business. By letter dated January 3, 2001, CCC gave notice pursuant to the SAA of its exercise of the "Put Mechanism" under the SAA effective February 19, 2001. According to the SAA, upon exercise of the Put Mechanism, IGFH is obligated to pay CCC an amount equal to 5.85 times "Average Pre-Tax Income," an amount based in part upon payments made to CCC under the SAA. The SAA further provides that 30 days after exercise of the Put, IGF will execute a promissory note payable six months after the exercise of the Put in the principal amount equal to the amount owed, as specified by the SAA. In a letter dated March 20, 2001, CNA advised IGF that it calculated the


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     principal amount due CCC to be in excess of $26 million. CNA also asserted a claim for amounts allegedly due under reinsurance agreements for the 2000 crop year.

     Also, as previously reported, SIG, IGF, and IGFH believe they have claims against CCC and defenses to CCC's claims that may ultimately offset or reduce amounts owed to CCC. SIG, IGF, IGFH, and CCC engaged in discussions regarding possible alternatives for the resolution of the respective claims against each other. However, those discussions ultimately proved to be unsuccessful.

     Following the failure of settlement discussions, on June 4, 2001, IGF, IGFH and SIG filed a complaint against CCC (the "IGF Complaint") in the United States District Court for the Southern District of Indiana, Indianapolis Division. The IGF Complaint asserts claims against CCC for fraud and constructive fraud in connection with the SAA and breach of contract and seeks relief against CCC for compensatory and punitive damages. On June 27, 2001, CCC filed its "Answer, Separate Defenses and Counterclaim," in which CCC generally denied the material allegations of the IGF Complaint, and asserted various defenses to those claims.

     On June 6, 2001, CCC filed a complaint against IGF, IGFH and SIG (the "CCC Complaint") asserting claims based on the SAA and related agreements for approximately $25 million allegedly owed CCC by virtue of its exercise of the Put Mechanism, $4 million for amounts allegedly due under reinsurance agreements for the 2000 crop year, $1 million for certain "fronting costs," and $1 million pursuant to a note executed by IGFH to CCC's affiliate in connection with the acquisition by IGFH of NACU in 1998. CCC also asserts claims to the effect that the June 6, 2001 sale of IGF assets to Acceptance resulted in payments of funds to SIG, the Company, and Granite Re, which funds allegedly should have been paid to IGF instead. On June 6, 2001, CCC asked the district court to enter a temporary restraining order preventing IGF, IGFH and SIG from disposing of the proceeds received by them in connection with the sale of IGF assets to Acceptance. In an emergency hearing, the court denied CCC the relief it requested, without prejudice to reconsideration of those issues at a future time. CCC has since amended the CCC Complaint to add the Company and Granite Re as defendants. CCC's counterclaim in response to the IGF Complaint asserts essentially the same claims against the same parties as the amended CCC Complaint.

     An initial pretrial conference is scheduled in these cases for September. Although SIG and the Company believe that SIG has claims against CCC and defenses to CCC's claims which may offset or reduce amounts owing by SIG or its affiliates to CCC, there can be no assurance that the ultimate resolution of the claims asserted by CCC against the Company and its affiliates will not have an adverse effect upon the Company and its affiliates' financial condition or results of operations.


(2) REGULATORY DEVELOPMENTS.

     On June 29, 2001, the Indiana Department of Insurance ("IDOI") and IGF entered into a Consent Order relating to the continuing operations of IGF. The entry of the Consent Order followed the previously disclosed sale of substantially all of the crop insurance assets of IGF to Acceptance, which sale closed on June 6, 2001, and was a result of losses experienced by IGF in its crop insurance operations. In the event IGF fails to comply with the Consent Order, IDOI may institute proceedings under Indiana Insurance Law to have a rehabilitator or a liquidator appointed over the assets and operations of IGF.

     Among other matters, the Consent Order prohibits IGF from taking any of the following actions, without prior written consent of the IDOI: (i) sell or encumber any of its assets, property, or business in force; (ii) disburse funds except to pay direct unaffiliated policyholder claims and normal operating expenses in the ordinary course of business (which does not include payment to affiliates except reimbursement of costs of running IGF by SIG, and does not include payments in excess of $10,000); (iii) lend its funds; (iv) make investments except in specified types of investments; (v) incur debts or obligations except in the ordinary course of business to unaffiliated parties; (vi) merge or consolidate with another company; (vii) enter into new, or amend existing, reinsurance agreements; (viii) complete, enter into or amend any transaction or arrangement with an affiliate; or
     (ix) disburse funds or assets to any affiliate. The Consent Order requires IGF to provide the IDOI with monthly written updates and immediate notices of any material change regarding the status of litigation with Mutual Service Casualty Insurance Company and with Continental Casualty Company, statutory reserves, number of


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     non-standard automobile insurance policies in-force by state, and reports of all non-claims related disbursements. IGF also is required to cease writing new business and cease renewing existing business in all states except Pennsylvania, and to cease writing new business and renewing existing business in Pennsylvania by July 30, 2001, unless the IDOI grants a written extension prior to July 30, 2001, which extension was not granted. IGF's failure to comply with the Consent Order may cause the IDOI to begin proceedings to have a rehabilitator or liquidator appointed for IGF or to extend the provisions of the Consent Order.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
         ---------------------------------

(1)  Financial Statements:  None.

(2)  Proforma Financial Equation:  None.

(3)  Exhibits:  None.


                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  August 3, 2001                         GORAN CAPITAL  INC.


                                      By: /s/ Douglas H. Symons
                                      ------------------------------------------
                                      Douglas H. Symons, Chief Operating Officer


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